Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS:	INVESTOR RELATIONS:
Amy Bass	Janet S. Watson
Director of Corporate Communications	Secretary-Treasurer
abass@empiredistrict.com	jwatson@empiredistrict.com
(417) 625-5114	(417) 625-5108

THE EMPIRE DISTRICT ELECTRIC COMPANY

THIRD QUARTER EARNINGS REPORT

JOPLIN, MO, October 23, 2003 – (NYSE: EDE) The Empire District Electric Company today reported earnings for the third quarter of 2003 of $16.8 million, or $0.73 per share, as compared to earnings in the same quarter of 2002 of $18.4 million, or $0.82 per share.

Although rate increases for our Missouri, Oklahoma and FERC customers and decreases in purchased power costs and maintenance expenses had a positive impact on earnings, less favorable weather as compared to the 2002 quarter and a decrease in off-system sales negatively impacted earnings.  Higher fuel costs also contributed to the decrease in earnings, as did increases in depreciation and pension expenses.

The Company reported earnings for the twelve months ended September 30, 2003 of $29.3 million, or $1.29 per share.  This compares to earnings of $22.0 million, or $1.08 per share, for the twelve months ended September 30, 2002.

Revenues and earnings for the twelve months ended September 30, 2003 were positively impacted by Missouri, Oklahoma and FERC rate increases and favorable weather during the fourth quarter of 2002.  Also positively impacting earnings were decreases in maintenance expense and fuel costs.  Increases in depreciation, healthcare expense, non-regulated business results, purchased power costs and pension expense had a negative impact on earnings.

At the Board of Directors meeting held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable December 15, 2003, to holders of record as of December 1, 2003.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended Sept 30		Twelve Months Ended Sept 30
	2003	2002	2003	2002
Operating Revenues	$101,029,000	$99,823,000	$324,416,000	$296,356,000
Net Income Applicable to Common Stock	$16,763,000	$18,387,000	$29,335,000	$21,973,000 *
Weighted Average Common Shares Outstanding	22,826,643	22,455,447	22,674,485	20,336,656
Basic and Diluted Earnings per Share	$0.73	$0.82	$1.29	$1.08 *

*  Includes merger expenses (net of tax) of $1,087,000, or $0.05 per share.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET •·JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.